EXHIBIT 10.35

Corning Incorporated

GoalSharing Plan

1.	PURPOSE

The purpose of the Corning Incorporated GoalSharing Plan (the “Plan”) is to motivate and reward the performance of key employees of Corning Incorporated (“Corning” or the “Corporation”).

2.	EFFECTIVE DATE AND TERM

The Plan shall be effective for Corning’s 2008 fiscal year and each subsequent fiscal year thereafter until terminated by the Corporation.

3.	PARTICIPANTS

The Corporation shall designate which employees are eligible to participate in the Plan. The Corporation reserves, in its sole discretion, the right to remove participants from the Plan, and participation in one year does not guarantee participation in subsequent years.

4.	COMMITTEE ADMINISTRATION

The Plan shall be administered by a committee appointed by the Corporation’s Board of Directors (the “Committee”). The Committee shall have the sole authority and discretion to administer, interpret and establish rules for the Plan. Such authority shall include selection of the performance criteria for any applicable fiscal year and the individual participants. Decisions of the Committee shall be final, conclusive and binding on all parties including the Corporation, its stockholders and participants, and their personal representatives, beneficiaries and heirs.

5.	PERFORMANCE CRITERIA

The Plan is a cash bonus plan designed to reward employees for meeting key business objectives. Generally, the Corporation will review and establish plan goals and objectives in the first quarter of each year. Plan goals and objectives shall be communicated to focus each business unit on the key actions that individuals and departments can take to drive results. Throughout the year, employees and departments will be provided with information as to their progress towards plan goals and objectives.

6.	PAYMENTS

After each fiscal year, the Committee shall ascertain an individual’s, department’s or business unit’s progress towards the attainment of performance goals and objectives. Based on this analysis, the Committee shall determine, in its sole discretion, the appropriate award to pay each participant (if any). Plan payments are targeted at 5% of base pay, with an opportunity range of 0% to 10% of base pay. The Committee, in its sole discretion, may reduce the amount of payment below that determined using the applicable performance criteria or formulae for a given participant. Payments will be made in lump sum cash payment and will be paid after the end of the fiscal year for which the award is being paid but before March 15th of the year following the fiscal year for which the award is being paid.

7.	PAYMENT DEFERRALS

Notwithstanding the forgoing, the Committee may mandate and/or permit the deferral of all or a portion of any payment earned under the Plan. All such deferrals shall be made under a deferred compensation plan of the Corporation that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event the Committee mandates and/or permits the deferral of all or a portion of any payment earned under the Plan that results in a deferral of compensation subject to Section 409A, such arrangement shall comply with the requirements of Section 409A, including the requirements for electing any permissive deferrals, and shall be evidenced by a written deferred compensation agreement with the Participant.

8.	AMENDMENT; TERMINATION

The Corporation may, in its sole discretion, amend, modify or terminate the Plan at any time.

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9.	NO TRUST

The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation or any affiliate pursuant to this Plan, such right shall not be greater than the right of any unsecured general creditor of the Corporation or of any affiliate.

10.	EMPLOYMENT RIGHT

This Plan shall not constitute an express or implied contract of employment between the Corporation and any participant and shall not confer upon any participant any right to continued employment. The Corporation retains the right to dismiss any participant with or without cause or notice and for any reason at anytime.

11.	WITHHOLDING FOR TAXES

The Corporation shall have the right to deduct from all payments under this Plan any federal or state taxes or other employment-related withholdings required by law to be withheld with respect to such payments.

12.	GOVERNING LAW

The validity, construction and effect of the Plan and any agreements or other instruments issued under it shall be determined in accordance with the laws of New York without reference to the principles of conflict of laws.

13.	SEVERABILITY

If any portion of this Plan is deemed to be void, that portion of the Plan, and that portion only, will be deemed void. All other provisions of the Plan will remain in effect.

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon
Title:	Senior Vice President – Global Compensation and Benefits

Date:	10/3/07

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